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                                                                    EXHIBIT 99.1


                      THE SHAW GROUP INC. DECLARES DIVIDEND
                 DISTRIBUTION OF PREFERRED SHARE PURCHASE RIGHTS

Baton Rouge, Louisiana, July 13, 2001 - The Shaw Group Inc. (NYSE: SGR) ("Shaw" or "the Company") Board of Directors today declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of the Company's common stock.

J.M. Bernhard, Jr., Shaw's Chairman, President and Chief Executive Officer, stated, "The Rights are designed to assure that all of the Company's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against abusive tactics to gain control of the Company without paying all shareholders a premium for that control. The Rights are not being adopted in response to any specific takeover threat."

The Rights are intended to enable all Company shareholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

The Rights will be exercisable only if a person or group acquires 15% or more of the Company's common stock or commences a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Each Right will entitle shareholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $170.00 per share.


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If a person or group acquires 15% or more of the Company's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of the Company's common shares having a market value of twice such price. In addition, if the Company is acquired in a merger or other business combination transaction after a person has acquired 15% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. The acquiring person will not be entitled to exercise these Rights.

Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

The Board of Directors is also authorized to reduce the 15% thresholds referred to above to not less than 10%.

The dividend distribution will be made on July 31, 2001, payable to shareholders of record on that date, and is not taxable to shareholders. The Rights will expire on July 9, 2011.

The Shaw Group Inc. is the world's only vertically integrated provider of complete piping systems and comprehensive engineering, procurement and construction services to the power generation industry. Shaw is the largest supplier of fabricated piping systems in the United States and a leading supplier worldwide, having installed piping systems in power plants with an aggregate generation capacity in excess of 200,000 megawatts. While the majority of Shaw's backlog is attributable to the power generation industry, the Company also does work in the process industries, including petrochemical, chemical and refining, and the environmental and infrastructure sector. The Company currently has offices and operations in North America, South America, Europe, the Middle East and Asia-Pacific; and has more than 13,000 employees. For more information on Shaw, please visit our website at www.shawgrp.com.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this press release that are not historical facts (including without

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limitation statements to the effect that The Shaw Group Inc. (the "Company" or
"Shaw") or its management "believes," "expects," "anticipates," "plans," or other similar expressions) are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and assumptions and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for and market acceptance of the Company's products and services; changes in general economic conditions, and, specifically, changes in the rate of economic growth in the United States and other major international economies; the presence of competitors with greater financial resources and the impact of competitive products, services and pricing; the cyclical nature of the individual markets in which the Company's customers operate; changes in investment by the energy, power and environmental industries; the availability of qualified engineers and other professional staff needed to execute contracts; the uncertain timing of awards and contracts; cost overruns on fixed, maximum or unit priced contracts; changes in trade, monetary and fiscal policies worldwide; currency fluctuations; the effect of the Company's policies, including but not limited to the amount and rate of growth of Company expenses; the continued availability to the Company of adequate funding sources; delays or difficulties in the production, delivery or installation of products and the provision of services; the ability of the Company to successfully integrate the operations of Stone & Webster, Incorporated; the protection and validity of patents and other intellectual property; and various legal, regulatory and litigation risks. Should one or more of these risks or uncertainties materialize, or should any of the Company's assumptions prove incorrect, actual results may vary in material respects from those projected in the forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company's filings with the Securities and Exchange Commission.